Exhibit 4.34


                                                                 EXECUTION COPY




Partankers III AS
Dronning Mauds gate 3
P.O. Box 1396 Vika
N-01 14 Oslo
Norway


Your ref:              Our ref:                           Date
                       #949091/4                          4 April 2006


                    RE: BAREBOAT CHARTER FOR CERTAIN VESSELS
                                DEED OF GUARANTEE

This guarantee (the "Guarantee") is given on this 4 day of April, 2006 by the undersigned Top Tankers, Inc. a company incorporated under the laws of Marshall Islands, having its registered address at Trust Company Complex Ajeltake Island, P.O. Box 1405 Majuro, Marshall Islands 96960 (the "Guarantor") in favour of Partankers III AS a company incorporated under the laws of Norway, having its registered address at Dronning Maudsgt. 3, P.O. Box 1396 Vika, N-01 14 Oslo, Norway (the "Owner").

WHEREAS;-

(A) By five separate bareboat charter agreements of even date herewith (each a "Charter" and collectively the "Charters") made between the Owner and the following companies (all of which are wholly owned subsidiaries of the Guarantor) as charterers (each a "Charterer" and collectively the "Charterers"), each of the Charterers has agreed to charter the vessel set out opposite its name below on the terms set out therein (each a "Vessel", collectively the "Vessels").


     1.   Parnasos  Shipping  Company  Limited  a  Liberian  corporation       -
                M/V "Faultless"

     2.   Parnis Shipping Company Limited a Marshall  Islands  corporation     -
                M/V "Stainless"

     3.   Imitos Shipping Company Limited a Marshall  Islands  corporation     -
                M/V "Noiseless"

     4.   Mytikas Shipping Company Limited a Marshall Islands  corporation     -
                M/V "Limitless"

     5.   Litochoro  Shipping Company Limited a Marshall  Islands  corporation -
                M/V "Endless"

(B) As required pursuant to Clauses 3 6.7.3 of the respective Charters, the undersigned shall provide the Owner with a performance guarantee, whereunder the Guarantor shall guarantee the due and punctual fulfilment of all the Charterer's obligations under the Charter;

NOW, THEREFORE, the Guarantor hereby declares as follows;

We, the undersigned, hereby unconditionally and irrevocably guarantee as for our own debt the due and punctual performance in full by each of the Charterers of all of their respective obligations under the Charters, including, without limitation, the due and punctual payment of all amounts due under the Charters.

1.  The Guarantor accepts and agrees that:

     (i) This Guarantee shall remain in full force and effect until all of the Charterers' liabilities and obligations to the Owner under or in respect of the relevant Charters have been fully performed and discharged;

     (ii)  The obligations of the Guarantor  hereunder  shall be  unconditional,
           irrespective   of   the   genuineness,    validity,   regularity   or
           enforceability of the Charters (or any of them);

     (iii) Neither the granting of time or any other indulgence to the Guarantor and/or any one or more of the Charterers accorded by the Owner (or its assignee), nor any limitation or lapse of any other security given in connection with any one or more of the Charters, shall in any way affect or discharge the liability of the Guarantor under this Guarantee.

2.   The Guarantor hereby waives:

     (i) Any requirement that the Owner, in case of a breach occurring under any one or more of the Charters, first make demand upon or seek to enforce remedy against any one or more of the Charterers, or any other security provider before demanding payment or seeking to enforce this Guarantee; (ii) Any right to limit the Guarantor's liability under this Guarantee resulting from any failure to give notice of any kind;

     (iii) Any right to exercise any claim for reimbursement from any one or more of the Charterers for payments made hereunder or to exercise any rights of subrogation into the rights of the Owner under any one or more of the Charters or any security issued or made in respect thereof without the prior written consent of the Owner until and unless the Owner shall have received all amounts due or to become due to them under the Charters, and the Vessel shall have been redelivered to the Owner in accordance with the terms of the Charters.

3.   The Guarantor represents and warrants that:

     (i) It is a corporation duly established, validly existing and in good standing under the laws of the Marshall Islands;

     (ii) It has full power to issue this Guarantee, and the person(s) executing this Guarantee on behalf of the Guarantor has been duly authorised to do so;

     (iii) When signed, the obligations and duties undertaken hereunder constitute the legal and valid obligations of the Guarantor, ranking pari passu with all other unsecured obligations of the Guarantor, enforceable in accordance with its terms as set out herein;

     (iv) No action, suit, proceeding, litigation or dispute against the Guarantor is currently taking place or pending or threatened, nor is there subsisting any judgement or award given against the Guarantor before any court, board of arbitration or other body which, in either case, could or might result in any material adverse change in the condition (financial or otherwise) of the Guarantor;

     (v) The Guarantor is not in default under any agreement by which it is bound and no event of default relating to the Guarantor has occurred and is continuing, nor will such a default or event of default occur as a consequence of the entering into by the Guarantor of this Guarantee or the performance by the Guarantor of any of its obligations under this Guarantee.

     (vi) All consents, licences, approvals and authorisations required in connection with the Guarantor's entering into, performance, validity and enforceability of this Guarantee have been obtained and are in full force and effect.

4. The Guarantor confirms that it is fully aware of the terms of the Charters, and hereby undertakes and covenants that it will until the Vessels have been redelivered to the Owner in accordance with the terms of the respective Charters and all obligations and liabilities of the Charterers under the Charters have been discharged in full:

     (i) at no time take any step, or permit any circumstance to arise, which might render its obligations hereunder invalid or unenforceable;

     (ii) in the event that the Guarantor shall cease to be listed on the Nasdaq National Market, provide to the Owner its unaudited accounts per 31.3, 30.6, 30.9 and 31.12 each year within 60 days of the end of the relevant period, and its audited annual financial statement as soon as available and in no event later than 90 days after the end of its financial year;

     (iii) maintain its ownership of 100 % of the shares in each and all of the Charterers;

     (iv)  maintain a Book Equity of minimum USD 75,000,000;

     (v)   maintain a Net Asset Value of minimum USD 125,000,000; and

     (vi)  maintain a minimum Cash of USD 50,000,000.

For the purposes of this clause 4 (iv) - (vi):

     a) "Book Equity" means booked equity of the Guarantor on a consolidated basis.

     b) "GAAP" means the generally accepted accounting practice and principles of USA, but always provided they are in compliance with the International Financial Reporting Standards and Interpretations
           (IFRS) issued by the International Accounting Standards Board (or any predecessor or successor thereof) as in force from time to time.

     c) "Cash" means cash in hand or held with banks or other financial institutions of the Guarantor (on a consolidated basis) in Dollars or another currency freely convertible into Dollars, which is available as free cash to the Guarantor..

     d) "Net Asset Value" means the net asset value of the Guarantor on a consolidated basis, i.e. market value of all of the vessels owned by the Guarantor and its subsidiaries (based on the vessels being ready for prompt delivery between working buyer and working seller, free of employment, and as valuated by either Platou, Bremar, Clarkson or Fearnleys to be appointed by the Owner) less consolidated net debt (excluding however intra-group transactions).

The financial covenants in clause 4 (iv) - (vi) above shall apply to the Guarantor on a consolidated basis and shall be measured at the end of each fiscal quarter by the Owners based on the latest financial statements and/or the annual audited financial statements published (and otherwise delivered to the Owners as the case may be) by the Guarantor prepared in accordance with GAAP. The Guarantor shall as soon as possible and within 60 days of the relevant period supply and deliver to the Owner, together with the latest financial statements and/or the annual audited financial statements published, a Compliance Certificate in the form as set out in Schedule 1 hereto.

The  Guarantor  specifically  confirms  that it is aware of  clauses  46.1.5 and
46.1.12 of the Charters, and acknowledges the implications thereof in relation to the Charterers and the Charters. The Guarantor undertakes to notify the Owner promptly upon becoming aware of any fact or circumstance which may result in a situation as contemplated in either of said clauses in the Charters.

The obligations of the Guarantor hereunder shall not be subject to any reduction, limitation or termination for any reason, and shall not be subject to any defence of setoff, counterclaim or termination whatsoever by reason of the invalidity or unenforceability of any one or more of the Charters or otherwise.

Any claim hereunder shall be presented in writing at the following address:

Top Tankers Inc.
109-111 Messogion Av.,
Politia Centre, Bldg C1
Athens 115 26
Greece

The Owner may serve one or several demands under this Guarantee.

If the Guarantor moves to other premises, the Guarantor shall immediately notify the Owner of relevant new contact details.

The Guarantor acknowledges, that under the terms of the Charters, the Owner shall be entitled to assign their rights and benefits hereunder to any other person, including but not limited to their financiers, currently being Nordea Bank Norge ASA, and the Guarantor acknowledges that both the Owner and Nordea Bank Norge ASA have full step in rights to the Charters. The Guarantor undertakes to acknowledge, observe and be bound by any notice of assignment as aforesaid.

This Guarantee shall be governed by and construed in accordance with English law, and the Guarantor submits to the jurisdictions of the English courts. The Guarantor hereby irrevocably appoints Top Tankers (UK) Limited, 50 Park Street W1K2JJ, London as its process agent in England.


-----------------------
TOP TANKERS INC.
By:
Title:

Witnessed by:



------------------------                        -----------------------------
Name:                                           Name:
Title:                                          Title:

                                   SCHEDULE 1



To: Partankers III AS

Date [ ]

RE: DEED OF GUARANTEE DATED [ ] 2006 - Compliance Certificate

We refer to the Deed of Guarantee granted in favour of you dated [ ] 2006. Capitalised terms defined in the Deed of Guarantee shall have the same meaning when being used in this Compliance Certificate.

With reference to the financial covenants in clause 4 (iv)-(vi) of the Deed of Guarantee we confirm that as at [ ] we maintain a Book Equity of minimum USD [];

a Net Asset Value of minimum USD [ ]; and

a minimum Cash of USD [ ].

Each of the finance covenants in clause 4 (iv)-(vi) of the Deed of Guarantee is thus [not] satisfied.


Yours sincerely
For and on behalf of
Top Tankers Inc.



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